Management Statement Regarding Compliance
with Certain Provisions of the Investment Company Act of 1940
We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund, and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 29, 2008, and from October 31, 2007 (date of our last examination) through February 29, 2008.
Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 29, 2008 and from October 31, 2007 (date of our last examination) through February 29, 2008, with respect to securities reflected in the investment accounts of the Funds.
Schwab Capital Trust

/s/ Randall W. Merk	September 24, 2008

Randall W. Merk	Date
President and Chief Executive Officer

/s/ George Pereira	September 24, 2008

George Pereira	Date
Principal Financial Officer and Treasurer

Report of Independent Registered Public Accounting Firm
To the Board of Trustees of
Schwab Capital Trust
We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010 Fund, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund, and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter collectively referred to as the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of February 29, 2008. Management is responsible for the Funds’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examinations.
Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of February 29, 2008 (without prior notice to management), and with respect to agreement of security purchases and sales for the period from October 31, 2007 (date of our last examination), through February 29, 2008:
•	Review of the Funds’ underlying mutual fund investments at February 29, 2008 recorded on the books and records of Charles Schwab & Co, Inc. (“CSC”) in its capacity as depositary for Brown Brothers Harriman, the Funds’ custodian on such date.

•	Confirmation of CSC’s omnibus accounts for the underlying mutual fund investments at February 29, 2008, and for a sample of days during the period from October 31, 2007 to February 29, 2008, with Boston Financial Data Services (“BFDS”).

•	Review of CSC’s reconciliation of their books and records to the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at February 29, 2008, and for a sample of days during the period from October 31, 2007 to February 29, 2008, in all material respects.

•	Agreement of the Funds’ underlying mutual fund investments at February 29, 2008 recorded on the books and records of the Funds to the books and records of CSC.

•	Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from October 31, 2007 through February 29, 2008 from the books and records of the Funds to the books and records of CSC.
We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds’ compliance with specified requirements.
In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 29, 2008 with respect to mutual fund investments reflected in the investment accounts of the Funds is fairly stated, in all material respects.
This report is intended solely for the information and use of management, the Board of Trustees of Schwab Capital Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Francisco, California
September 24, 2008

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management
Investment Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	February 29, 2008

2.	State Identification Number:

AL	—	AK	60036878	AZ	13076	AR	60008422	CA	505-6972	CO	IC 1993 06 160
CT	214153	DE	3149	DC	60009290	FL	—	GA	SC-MF-019938	HI	—
ID	45975	IL	60005106	IN	93-0319 IC	IA	I-34553	KS	1996S0000067	KY	60005040
LA	115305	ME	202648	MD	SM19950826	MA	95-0438	MI	928265	MN	R-36652.1
MS	60022539	MO	1993-00496	MT	33571	NE	29,687	NV	—	NH	—
NJ	BEM-1167	NM	11440	NY	S27-32-26	NC	3181	ND	N129	OH	58892
OK	SE-2159005	OR	1995-665-1	PA	1993-05-025MF	RI	—	SC	MF9250	SD	6517
TN	RM06-3688	TX	C 48139	UT	004-8656-45	VT	7/24/95-14	VA	116961	WA	60014080
WV	BC 30435	WI	303932-03	WY	18237	PUERTO RICO			S-16021
Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab MarketTrack Portfolios — Balanced Portfolio (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

101 Montgomery Street, San Francisco, CA 94104

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management
Investment Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	February 29, 2008

2.	State Identification Number:

AL	—	AK	60039730	AZ	20205	AR	60008428	CA	505-6972	CO	IC 1993 06 160
CT	214160	DE	339	DC	60009385	FL	—	GA	SC-MF-019938	HI	—
ID	49355	IL	60005106	IN	93-0319 IC	IA	I-41482	KS	1998S0001357	KY	60005040
LA	115305	ME	213755	MD	SM19981147	MA	—	MI	924329	MN	R-36652.1
MS	60030817	MO	1993-00496	MT	39119	NE	35,612	NV	—	NH	—
NJ	BEM-1167	NM	4944	NY	S30-55-49	NC	3181	ND	V578	OH	58892
OK	SE-2159008	OR	2006-1136	PA	1993-05-025MF	RI	—	SC	MF11533	SD	15702
TN	RM06-3688	TX	C 56104	UT	004-8656-45	VT	5/07/98-01	VA	116961	WA	60020838
WV	MF 32088	WI	349089-03	WY	18237	PUERTO RICO			S-19466
Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab MarketTrack Portfolios — All Equity Portfolio (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

101 Montgomery Street, San Francisco, CA 94104

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management
Investment Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	February 29, 2008

2.	State Identification Number:

AL	—	AK	60036879	AZ	13077	AR	60008421	CA	505-6972	CO	IC 1993 06 160
CT	214151	DE	3150	DC	60009291	FL	—	GA	SC-MF-019938	HI	—
ID	45978	IL	60005106	IN	93-0319 IC	IA	I-34554	KS	1996S0000069	KY	60005040
LA	115305	ME	202647	MD	SM19950827	MA	95-0423	MI	928266	MN	R-36652.1
MS	60022517	MO	1993-00496	MT	33573	NE	29,680	NV	—	NH	—
NJ	BEM-1167	NM	15784	NY	S27-32-28	NC	3181	ND	N130	OH	58892
OK	SE-2159006	OR	2006-1134	PA	1993-05-025MF	RI	—	SC	MF9261	SD	6516
TN	RM06-3688	TX	C 48129	UT	004-8656-45	VT	7/24/95-13	VA	116961	WA	60014088
WV	BC 30436	WI	303935-03	WY	18237	PUERTO RICO			S-16019
Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab MarketTrack Portfolios — Conservative Portfolio (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

101 Montgomery Street, San Francisco, CA 94104

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management
Investment Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	February 29, 2008

2.	State Identification Number:

AL	—	AK	60034922	AZ	13078	AR	60008420	CA	505-6972	CO	IC 1993 06 160
CT	214152	DE	3151	DC	60009292	FL	—	GA	SC-MF-019938	HI	—
ID	45976	IL	60005106	IN	93-0319 IC	IA	I-34555	KS	1996S0000068	KY	60005040
LA	115305	ME	202646	MD	SM19950820	MA	95-0424	MI	928267	MN	R-36652.1
MS	60022514	MO	1993-00496	MT	33572	NE	29,681	NV	—	NH	—
NJ	BEM-1167	NM	15782	NY	S31-76-61	NC	3181	ND	N131	OH	58892
OK	SE-2159007	OR	2006-1135	PA	1993-05-025MF	RI	—	SC	MF9260	SD	6518
TN	RM06-3688	TX	C 48130	UT	004-8656-45	VT	7/24/95-15	VA	116961	WA	60014083
WV	BC 30437	WI	303933-03	WY	18237	PUERTO RICO			S-16002
Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab MarketTrack Portfolios — Growth Portfolio (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

101 Montgomery Street, San Francisco, CA 94104

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management
Investment Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	February 29, 2008

2.	State Identification Number:

AL	—	AK	60055522	AZ	41146	AR	60017063	CA	505-6972	CO	IC 1993 06 160
CT	1032978	DE	45697	DC	60023975	FL	—	GA	SC-MF-019938	HI	—
ID	58399	IL	60005106	IN	93-0319 IC	IA	I-60273	KS	2005S0001037	KY	60012844
LA	113534	ME	10008613	MD	SM20051285	MA	—	MI	945077	MN	R-36652.1
MS	60038625	MO	1993-00496	MT	54740	NE	63529	NV	—	NH	—
NJ	BEM-2865	NM	20224	NY	S31-22-20	NC	3181	ND	AR190	OH	59037
OK	SE-2149190	OR	2005-808	PA	1993-05-025MF	RI	—	SC	MF15894	SD	34178
TN	RM06-3660	TX	C 77192	UT	006-9580-98	VT	6/29/05-30	VA	116961	WA	60039059
WV	MF 52718	WI	495564-03	WY	18237	PUERTO RICO			S-29569
Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Retirement Income Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

101 Montgomery Street, San Francisco, CA 94104

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management
Investment Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	February 29, 2008

2.	State Identification Number:

AL	—	AK	60055518	AZ	41142	AR	60017059	CA	505-6972	CO	IC 1993 06 160
CT	1032982	DE	45693	DC	60023971	FL	—	GA	SC-MF-019938	HI	—
ID	58395	IL	60005106	IN	93-0319 IC	IA	I-60269	KS	2005S0001033	KY	60012844
LA	113534	ME	10008609	MD	SM20051289	MA	—	MI	945073	MN	R-36652.1
MS	60038621	MO	1993-00496	MT	54741	NE	63,524	NV	—	NH	—
NJ	BEM-2865	NM	20223	NY	S31-22-19	NC	3181	ND	AR186	OH	59037
OK	SE-2149186	OR	2005-804	PA	1993-05-025MF	RI	—	SC	MF15893	SD	34179
TN	RM06-3660	TX	C 77193	UT	006-9580-98	VT	6/29/05-31	VA	116961	WA	60039055
WV	MF 52719	WI	495560-03	WY	18237	PUERTO RICO			S-29570
Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2010 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

101 Montgomery Street, San Francisco, CA 94104

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management
Investment Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	February 29, 2008

2.	State Identification Number:

AL	—	AK	60055519	AZ	41143	AR	60017060	CA	505-6972	CO	IC 1993 06 160
CT	1032981	DE	45694	DC	60023972	FL	—	GA	SC-MF-019938	HI	—
ID	58396	IL	60005106	IN	93-0319 IC	IA	I-60270	KS	2005S0001034	KY	60012844
LA	113534	ME	10008610	MD	SM20051288	MA	—	MI	945074	MN	R-36652.1
MS	60038622	MO	1993-00496	MT	54742	NE	63525	NV	—	NH	—
NJ	BEM-2865	NM	20222	NY	S31-22-18	NC	3181	ND	AR187	OH	59037
OK	SE-2149187	OR	2005-805	PA	1993-05-025MF	RI	—	SC	MF15892	SD	34177
TN	RM06-3660	TX	C 77194	UT	006-9580-98	VT	6/29/05-32	VA	116961	WA	60039056
WV	MF 52720	WI	495561-03	WY	18237	PUERTO RICO			S-29571
Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2020 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

101 Montgomery Street, San Francisco, CA 94104

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management
Investment Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	February 29, 2008

2.	State Identification Number:

AL	—	AK	60055521	AZ	41144	AR	60017062	CA	505-6972	CO	IC 1993 06 160
CT	1032980	DE	45695	DC	60023974	FL	—	GA	SC-MF-019938	HI	—
ID	58398	IL	60005106	IN	93-0319 IC	IA	I-60272	KS	2005S0001036	KY	60012844
LA	113534	ME	10008612	MD	SM20051290	MA	—	MI	945076	MN	R-36652.1
MS	60038624	MO	1993-00496	MT	54744	NE	63527	NV	—	NH	—
NJ	BEM-2865	NM	20221	NY	S31-22-16	NC	3181	ND	AR188	OH	59037
OK	SE-2149188	OR	2005-807	PA	1993-05-025MF	RI	—	SC	MF15891	SD	34176
TN	RM06-3660	TX	C 77195	UT	006-9580-98	VT	6/29/05-33	VA	116961	WA	60039058
WV	MF 52721	WI	495563-03	WY	18237	PUERTO RICO			S-29572
Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2030 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

101 Montgomery Street, San Francisco, CA 94104

U.S. Securities and Exchange Commission
Washington, D.C. 20549
FORM N-17f-2
Certificate of Accounting of Securities and Similar Investments in the Custody of Management
Investment Companies
Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.	Investment Company Act File Number:	Date examination completed:

	811-7704	February 29, 2008

2.	State Identification Number:

AL	—	AK	60055520	AZ	41145	AR	60017061	CA	505-6972	CO	IC 1993 06 160
CT	1032979	DE	45696	DC	60023973	FL	—	GA	SC-MF-019938	HI	—
ID	58397	IL	60005106	IN	93-0319 IC	IA	I-60271	KS	2005S0001035	KY	60012844
LA	113534	ME	10008611	MD	SM20051291	MA	—	MI	945075	MN	R-36652.1
MS	60038623	MO	1993-00496	MT	54743	NE	63528	NV	—	NH	—
NJ	BEM-2865	NM	20220	NY	S31-22-17	NC	3181	ND	AR189	OH	59037
OK	SE-2149189	OR	2005-806	PA	1993-05-025MF	RI	—	SC	MF15890	SD	34175
TN	RM06-3660	TX	C 77196	UT	006-9580-98	VT	6/29/05-34	VA	116961	WA	60039057
WV	MF 52722	WI	495562-03	WY	18237	PUERTO RICO			S-29573
Other (specify):

3.	Exact name of investment company as specified in registration statement:

Schwab Target 2040 Fund (one of the series in Schwab Capital Trust)

4.	Address of principal executive office: (number, street, city, state, zip code)

101 Montgomery Street, San Francisco, CA 94104